UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment NO.      )
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ALPHA NATURAL RESOURCES, INC.

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Alpha Natural Resources, Inc.
406 West Main Street
Abingdon, Virginia 24210
March 30, 2005
Dear Stockholder:
      You are cordially invited to attend the 2005 Annual Meeting of Stockholders, our first annual meeting since the closing of our initial public offering on February 18, 2005. The meeting will be held on Wednesday, April 27, 2005, at 10:00 a.m. Eastern Daylight Time at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee. A map showing the Annual Meeting location is included for your convenience on the back page of this booklet.
      Information about the Annual Meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting and Proxy Statement that follow. Also included is a Proxy/ Voting Instruction Card and postage-paid return envelope.
      It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote over the telephone or Internet or mark, sign, date and mail your Proxy/ Voting Instruction Card in the enclosed envelope as promptly as possible.

Sincerely,

MICHAEL J. QUILLEN
President and Chief Executive Officer

ALPHA NATURAL RESOURCES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2005
       The Annual Meeting of Stockholders of Alpha Natural Resources, Inc. will be held at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660, on Wednesday, April 27, 2005, at 10:00 a.m. Eastern Daylight Time, for the following purposes:

1. To elect eight directors to hold office for a one-year term expiring at the annual meeting in 2006 and until their respective successors are elected and qualified.

2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      The board of directors has fixed March 25, 2005, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.
      If you own shares of common stock of Alpha Natural Resources, Inc. as of March 25, 2005, you can vote those shares by completing and mailing the enclosed proxy card or by attending the Annual Meeting and voting in person. Stockholders of record also may submit their proxies electronically or by telephone as follows:

•	By visiting the website at http://www.eproxyvote.com/anr and following the voting instructions provided; or

•	By calling 1-877-PRX-VOTE (1-877-779-8683) in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

By Order of the Board of Directors

VAUGHN R. GROVES
Vice President, General Counsel and Secretary
March 30, 2005
Abingdon, Virginia

ALPHA NATURAL RESOURCES, INC.

PROXY STATEMENT
March 30, 2005
      The board of directors of Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210 (the “Company”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Company’s 2005 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at the Marriott MeadowView Conference Resort & Convention Center located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660, on Wednesday, April 27, 2005, at 10:00 a.m. Eastern Daylight Time. The proxies may also be voted at any adjournments or postponements of the Annual Meeting.
      This proxy statement and the accompanying proxy/voting instruction card are being mailed to all stockholders as of the record date on or about April 1, 2005. The expense of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone for which they will receive no special compensation. You may revoke your proxy at any time before it is voted at the Annual Meeting by delivering a later dated proxy or written notice of revocation to the Secretary of the Company or by attending the Annual Meeting and electing to vote in person. Attendance at the Annual Meeting will not by itself revoke a proxy.
      On March 25, 2005, the record date fixed by the board of directors, the Company had outstanding 62,212,580 shares of common stock, $0.01 par value per share (the “Common Stock”). A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Stockholders entitled to vote at the meeting have one vote for each share on all business of the Annual Meeting. The eight nominees for director receiving the highest number of votes at the Annual Meeting will be elected. The ratification of the appointment of KPMG LLP requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote.
      Unless otherwise directed in the accompanying proxy/voting instruction card, the persons named therein will vote all signed and returned proxy/voting instruction cards (i) FOR the election of the eight director nominees listed below; and (ii) FOR the proposal to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005. Proxies submitted via telephone or the Internet will be voted by the proxies named therein in the same manner as if the stockholder had signed and returned the accompanying proxy/voting instruction card.
      As to any other business that may properly come before the Annual Meeting, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The board of directors does not know of any other business that they expect to come before the Annual Meeting.
PROPOSAL 1 — ELECTION OF DIRECTORS
      In accordance with our governing instruments, our board of directors has nominated eight directors for election at the Annual Meeting to serve a one-year term expiring at the annual meeting in 2006 and until their respective successors are elected and qualified. On March 28, 2005, the board of directors increased the number of directors from seven to eight effective at the close of business on April 26, 2005, the day prior to the Annual Meeting.
      All of the nominees for director listed below presently serve as directors of the Company, with the exception of Mr. Eisenberg. Each of the nominees has consented to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named in the accompanying proxy/voting instruction card will vote in accordance with their best judgment. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.
Information Concerning Director Nominees
      The following information is furnished with respect to each of the nominees for election at the Annual Meeting.

E. LINN DRAPER, JR. Age 63	Mr. Draper has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings, LLC (“ANR Holdings”), the top-tier holding company of the Alpha Natural Resources organization prior to our internal restructuring completed on February 11, 2005 in connection with our initial public offering (the “Internal Restructuring”), from August 2004 until the completion of our Internal Restructuring. He is a member of the audit committee and the compensation committee. Mr. Draper serves as chairman of the audit committee until Mr. Eisenberg’s election as a director occurs and Mr. Draper will serve as chairman of the compensation committee once Mr. Eisenberg’s election as a director occurs.

Mr. Draper joined American Electric Power (AEP), an electric utility company, as President in 1992. He served as the Chairman, President and Chief Executive Officer of AEP from 1993 until December 2003, and he continued as Chairman of AEP until his retirement in February 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utilities Company, an electric utility company, from 1979 to 1992, serving as the company’s Chairman of the Board, President and Chief Executive Officer from 1987 to 1992. He serves as a director of Sprint, a telecommunications company, and Temple Inland, a holding company with subsidiaries operating in the corrugated packaging, forest products and financial services sectors. Mr. Draper is also a non-executive Chairman of NorthWestern Corporation, an electric utility, and a director of Alliance Data Systems, a provider of transaction services, credit services and marketing services.

GLENN A. EISENBERG Age 43	Mr. Eisenberg has not previously been a member of our board of directors. The board of directors has appointed Mr. Eisenberg to serve as a member and the chairman of the audit committee and a member of the nominating and corporate governance committee, effective upon his election as a director at the Annual Meeting.

Mr. Eisenberg currently serves as Executive Vice President, Finance and Administration of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components and a provider of related products and services. Prior to joining The Timken Company in 2002,

Mr. Eisenberg served as President and Chief Operating Officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the President — Test Instrumentation Segment for United Dominion Industries from 1998 to 1999. Mr. Eisenberg also serves as a director of Family Dollar Stores, Inc.

JOHN W. FOX, JR. Age 57	Mr. Fox has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings from August 2004 until the completion of our Internal Restructuring. He is a member and the chairman of the nominating and corporate governance committee and a member of the compensation committee.

Mr. Fox served as Senior Vice President, Coal Services for Norfolk Southern Company, a railroad operator, from April 2001 until his retirement in November 2003, and as Senior Vice President Coal Marketing from December 1999 to April 2001. Mr. Fox began his career with a predecessor of Norfolk Western Railroad Company in 1969.

ALEX T. KRUEGER Age 31	Mr. Krueger has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of our Internal Restructuring. He is a member of the compensation committee, audit committee and the nominating and corporate governance committee. Mr. Krueger serves as chairman of the compensation committee until Mr. Eisenberg’s election as a director occurs.

Mr. Krueger is a Managing Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1999. Prior to joining First Reserve, Mr. Krueger worked in the Energy Group of Donaldson, Lufkin & Jenrette. Mr. Krueger is a director of the following public reporting companies: (1) GP Natural Resource Partners LLC, the general partner of Natural Resource Partners, L.P. (“NRP”), and (2) Foundation Coal Holdings, Inc., a coal company.

FRITZ R. KUNDRUN Age 68	Mr. Kundrun has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of our Internal Restructuring. He serves as a member of the audit committee until Mr. Eisenberg’s election as a director occurs.

Mr. Kundrun is currently Chairman and Chief Executive Officer of American Metals & Coal International, Inc. (“AMCI”), a mining and marketing company, positions he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Kundrun was employed for 26 years by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production. There he served as Executive Vice President of Thyssen, Inc., and President of Thyssen Carbometal where his responsibilities included overseeing the international trading activities of Thyssen in the Western Hemisphere, Asia and certain markets in Europe. He also served as Thyssen’s chief delegate in Pakistan, Iran and Iraq.

WILLIAM E. MACAULAY Age 59	Mr. Macaulay has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of our Internal Restructuring.

Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1983. Prior to joining First Reserve, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay is currently a director and chairman of the board of two public reporting companies, Pride International, Inc., a contract drilling and related services company and Foundation Coal Holdings, Inc., a coal company. Mr. Macaulay is also a director of the following public reporting companies: (1) Dresser-Rand Group, Inc., a supplier of rotating equipment solutions to the oil, gas, petrochemical and industrial process industries, (2) Dresser, Inc., an equipment and services company serving the energy industry and (3) Weatherford International, Inc., an oilfield service company.

HANS J. MENDE Age 61	Mr. Mende has been a member of our board of directors since our formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of our Internal Restructuring. He has served as chairman of our board of directors since February 8, 2005. He serves as a member of the compensation committee and the nominating and corporate governance committee until Mr. Eisenberg’s election as a director occurs.

Mr. Mende is currently President and Chief Operating Officer of AMCI, positions he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Mende was employed by the Thyssen Group in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company. Mr. Mende also serves on the board of Foundation Coal Holdings, Inc.

MICHAEL J. QUILLEN Age 56	Mr. Quillen has served as our President and Chief Executive Officer and a member of our board of directors since our formation in November 2004 and he has been a member of the board of directors of ANR Holdings since December 2002. He serves as a member of the nominating and corporate governance committee until Mr. Eisenberg’s election as a director occurs.
Mr. Quillen joined the Alpha management team as President and the sole manager of Alpha Natural Resources, LLC, our top-tier operating subsidiary, in August 2002, and has served as Chief Executive Officer of Alpha Natural Resources, LLC since January 2003. He has also served as the President and a member of the board of directors of ANR Holdings since December 2002, and as the Chief Executive Officer of ANR Holdings since March 2003. From September 1998 to December 2002, Mr. Quillen was Executive Vice President — Operations of AMCI. While at AMCI, he was also responsible for the development of AMCI’s Australian properties. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including as Vice President — Operations of Pittston Coal Company, President of Pittston Coal Sales Company, Vice President of AMVEST Corporation, Vice President — Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and Manager of Mid-Vol Leasing, Inc.
      The nominees listed above have been nominated in accordance with the provisions of our stockholder agreement, which contains agreements regarding the composition of our board of directors among First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. (referred to as the “First Reserve Stockholders” or collectively with their affiliates, “First Reserve”), entities affiliated with AMCI and the Company. See “— Other Matters — Certain Relationships and Related Party Transactions.”
Director Independence
      Under the New York Stock Exchange (“NYSE”) rules, we are required to have our compensation and nominating/corporate governance committees be comprised of a majority of independent directors by May 15, 2005, and we are required to have a majority of independent directors on our board of directors and to have our compensation and nominating/corporate governance committees be comprised entirely of independent directors by February 14, 2006. In addition, the NYSE rules and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules thereunder adopted by the Securities and Exchange Commission (“SEC”) require us to have our audit committee be comprised of a majority of independent directors by May 15, 2005 and to have our audit committee be comprised entirely of independent directors by February 14, 2006.
      The nominating and corporate governance committee undertook an annual review of director and director-nominee independence in March 2005. The purpose of this review was to determine whether any relationships or transactions involving the directors and director-nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards in the rules of the NYSE. Based on that review, our board of directors has determined that each of E. Linn Draper, Jr. Glenn A. Eisenberg and John W. Fox, Jr. qualify as “independent” under the general independence standards in the NYSE rules.
Compensation of Our Directors
      Directors who are not determined to be independent directors will receive no additional compensation for serving as directors. All independent directors will receive (1) $30,000 as an annual retainer, (2) a $2,000 per-meeting fee for attendance at board meetings, (3) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings and (4) a $10,000 annual retainer for service as the chairman of the audit committee and a $2,000 annual retainer for service as the chairman of any other board committee. Each of our directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board of directors meetings or any committee thereof, and customary directors’ indemnification. Mr. Draper and Mr. Fox were each granted an option on February 14, 2005 pursuant to the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan to purchase up to 10,000 shares of our common stock at an exercise price of $19.00 per share, and we are considering adopting a broader stock-based compensation program for our directors as well.
Committees of the Board of Directors
      Our board of directors has three standing committees: (1) an audit committee, (2) a compensation committee and (3) a nominating and corporate governance committee.
      Audit Committee. Our audit committee was formed by our board of directors on February 8, 2005. The audit committee operates under a written charter adopted by the board of directors, a copy of which is attached as Annex I to this Proxy Statement and is available on our website at www.alphanr.com. The current members of the audit committee are Messrs. Draper, Krueger and Kundrun, with Mr. Draper serving as chairman. Effective upon Mr. Eisenberg’s election as a director at the Annual Meeting, the audit committee will consist of Messrs. Draper, Eisenberg and Krueger, with Mr. Eisenberg serving as chairman. The board of directors has determined that Mr. Draper is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. Based on the annual review of director independence conducted by our nominating and corporate governance committee in March 2005, our board of directors has determined that each of Messrs. Draper and Eisenberg qualify as “independent” under the independence standards for audit committee members in the Exchange Act and the SEC’s rules thereunder, as incorporated into the NYSE rules. No member of the audit committee simultaneously serves on the audit committees of more than three publicly-registered companies.
      The audit committee provides assistance to our board of directors in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. The audit committee is also responsible for (1) the appointment, compensation, and oversight of our independent auditor, (2) approving the overall scope of the audit and approving any non-audit services to be performed by the independent auditor, (3) annually reviewing a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor, (4) discussing the annual audited and quarterly unaudited financial statements with management and the independent auditor, (5) discussing the company’s press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with our Code of Business Ethics, (7) meeting periodically, but separately, with the independent auditor, internal auditors and management, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) preparing an audit committee report as required by the SEC to be included in our annual proxy statement, (10) establishing policies regarding the company’s hiring of employees or former employees of the independent auditor, (11) annually reviewing and reassessing the adequacy of audit committee’s written charter and recommending any proposed changes to the board of directors, (12) reporting regularly to the full board of directors, (13) conducting an annual performance review and evaluation of the audit committee, and (14) handling other matters that are specifically delegated to the audit committee by the board of directors from time to time.
      Compensation Committee. Our compensation committee was formed by our board of directors on February 8, 2005. The current members of the compensation committee are Messrs. Draper, Fox, Krueger and Mende, with Mr. Krueger serving as chairman. Effective upon Mr. Eisenberg’s election as a director at the Annual Meeting, the compensation committee will consist of Messrs. Draper, Fox and Krueger, with Mr. Draper serving as chairman. The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available on our website at www.alphanr.com.

      The compensation committee and its designated subcommittees are responsible for (1) reviewing and approving the compensation, including salary, bonuses and benefits, of our chief executive officer and other executive officers, (2) reviewing and approving corporate goals and objectives relevant to the compensation of executive officers and evaluating their performance in light of these goals and objectives, (3) reviewing and recommending to the board of directors executive compensation policies and practices for our and our subsidiaries’ executive officers generally, (4) reviewing director compensation and recommending any proposed changes to the board of directors, (5) reviewing and approving any employment contract or similar agreement for any executive officer, (6) reviewing and consulting with the chief executive officer regarding matters of key personnel selection, (7) reviewing and making recommendations to the board of directors with respect to incentive compensation plans and equity-based plans, and exercising all the authority of the board with respect to administration and interpretation of the plans, including approving awards of shares or share options pursuant to the plans, (8) monitoring compliance with applicable laws relating to compensation of executive officers, (9) producing a compensation committee report on executive compensation as required by the SEC to be included in the company’s annual proxy statement or annual report on Form 10-K filed with the SEC, (10) reporting to the full board of directors following the compensation committee’s meetings or actions, (11) conducting an annual performance evaluation of the compensation committee, and (12) handling other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee was formed by our board of directors on February 8, 2005. The current members of the committee are Messrs. Fox, Krueger, Mende, and Quillen, with Mr. Fox serving as committee chairman. Effective upon Mr. Eisenberg’s election as a director at the Annual Meeting, the nominating and corporate governance committee will consist of Messrs. Eisenberg, Fox and Krueger, with Mr. Fox serving as chairman. The nominating and corporate governance committee operates under a written charter adopted by the board of directors, a copy of which is available on our website as www.alphanr.com.
      The nominating and corporate governance committee assists the board of directors in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to the board of directors and its committees. The nominating and corporate governance committee is also responsible for (1) developing and recommending governance policies and procedures to the board of directors, (2) reviewing conflicts of interest that may affect directors, (3) monitoring our compliance with corporate governance practices and policies, (4) leading the board of directors in its annual review of the board’s performance, (5) making recommendations regarding committee purpose, structure and operation and (6) overseeing and approving a management continuity planning process.
      Nominating Procedures. Pursuant to our Corporate Governance Practices and Policies, the nominating and corporate governance committee reviews the qualifications of proposed nominees for director to serve on the board and recommends nominees to the board. The board of directors is ultimately responsible for proposing a slate of nominees to the stockholders for election to the board, using information provided by the committee.
      Our Chief Executive Officer, members of the nominating and corporate governance committee, and other members of our board of directors are the primary sources for the identification of prospective nominees. The nominating and corporate governance committee also has authority to retain third-party search firms to identify director candidates, and the committee may consider proposed nominees that are identified by stockholders in the manner prescribed by our bylaws. In order for a stockholder to recommend a prospective nominee for election to the board at an annual meeting, our bylaws require the stockholder to be entitled to vote at the meeting, to provide a written notice to the Secretary of the Company including information specified in our bylaws and to be a stockholder of record at the time of giving the notice. See “Stockholders’ Proposals and Nominations for 2006 Annual Meeting” for a description of the required contents and applicable deadlines for the stockholders’ notice.
      Once the nominating and corporate governance committee has identified a prospective nominee, the committee evaluates the prospective nominee against the standards and qualifications set out in our Corporate

Governance Practices and Policies, which permits the committee to take into account all factors it considers appropriate, including: (1) the extent to which a proposed nominee would ensure that the board of directors as a whole is diverse and consists of individuals with various and relevant career experience, technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K), local or community ties, any actual or potential conflicts of interest posed by the proposed nominee’s election as a director, and the proposed nominee’s time available to devote to board and committee activities and to enhance his or her knowledge of our business, (2) personal qualifications, including strength of character, maturity of judgment, familiarity with our business and industry, independence of thought and an ability to work collegially, and (3) the extent to which the candidate would fill a present need on the board.
      While the nominating and corporate governance committee has no formal process for evaluating proposed nominees, the members of the committee generally will review the resume of a proposed nominee and consult the proposed nominee’s personal references. The committee may also personally interview (and suggest that other members of the board of directors interview) the proposed nominee, if the committee considers the proposed nominee sufficiently suitable. After completing this evaluation, the committee makes a recommendation to the full board of directors as to the persons who should be nominated by the board, and the board determines the nominees after considering the recommendation and report of the committee.
      Mr. Draper, Mr. Eisenberg, Mr. Fox, Mr. Krueger, Mr. Kundrun, Mr. Macaulay, Mr. Mende and Mr. Quillen were each recommended by the nominating and corporate governance committee for nomination for election at the Annual Meeting. All of these nominees are directors standing for reelection, with the exception of Mr. Eisenberg, who was initially recommended to the nominating and corporate governance committee for consideration by Heidrick & Struggles, a third-party search firm. Heidrick & Struggles was retained by the nominating and corporate governance committee to assist the committee in recruiting a new director who would also serve as the chairman of the audit committee.
Compensation Committee Interlocks and Insider Participation
      Mr. Krueger, a member of our compensation committee, is a managing director of First Reserve Corporation. Affiliates of First Reserve Corporation have engaged in certain transactions with us and our subsidiaries since our inception, as described more fully in “— Other Matters — Certain Relationships and Related Party Transactions.” Mr. Krueger also serves on the board of GP Natural Resource Partners LLC, the general partner of NRP, our largest landlord in 2004 based on lease, royalty and property tax reimbursement payments.
      Mr. Mende, a member of our compensation committee, is affiliated with AMCI. AMCI and certain entities affiliated with AMCI have engaged in certain transactions with us and our subsidiaries, as described more fully in “— Other Matters — Certain Relationships and Related Party Transactions.”
Director Attendance
      From the Company’s formation in November 2004 through the end of 2004, the board of directors held one regular meeting, and took action by unanimous written consent on two occasions. All of the directors attended the board meeting held in 2004, except for Mr. Kundrun. No standing committees of the board existed in 2004, and no annual meeting of stockholders was held in 2004. Under our Corporate Governance Practices and Policies, directors are expected to attend board meetings and meetings of committees on which they serve in person or by conference telephone, and directors are encouraged to attend the annual meeting of stockholders.
Communications with the Board
      Stockholders and other parties interested in communicating directly with our board of directors, a board committee or with an individual director may do so by sending an email to vgroves@alphanr.com or writing to the Board of Directors, Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, VA 24210, attention: Vaughn R. Groves, General Counsel. Communications should specify the addressee(s) and the general topic of the communication. The general counsel of the Company will review and sort communications before forwarding them to the addressee(s). Concerns relating to accounting or auditing matters or possible violations of our Code of Business Ethics should be reported pursuant to the procedures outlined in the Code, which is available on our website at: www.alphanr.com.
Security Ownership of Certain Beneficial Owners and Management
      The following table and accompanying footnotes show information regarding the beneficial ownership of shares of Common Stock of the Company as of March 1, 2005 for:

•	each person who is known by us to own beneficially more than 5% of our Common Stock;

•	each director and nominee for director, each person who served as Chief Executive Officer of the Company for any portion of 2004 and each of the four other most highly compensated executive officers of the Company for 2004; and

•	all current members of our board of directors and our executive officers as a group.
      Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner(1)	Number	Percent

First Reserve GP IX, Inc.(2)	13,998,911	22.50%
First Reserve Fund IX, L.P.(2)	12,462,992	20.03
ANR Fund IX Holdings, L.P.(2)	1,535,919	2.47
Fritz R. Kundrun(3)	11,351,896	18.25
Hans J. Mende(3)	11,351,896	18.25
Michael J. Quillen(4)	931,164	1.50
Kevin S. Crutchfield(5)	465,577	0.75
D. Scott Kroh(6)	1,786,368	2.87
Michael D. Brown(7)	277,214	0.45
David C. Stuebe(8)	279,299	0.45
E. Linn Draper, Jr.(9)		—
John W. Fox, Jr.(9)		—
Alex T. Krueger(10)		—
William E. Macaulay(10)		—
All executive officers and directors as a group (12 persons)	15,314,910	24.62

(1)	The shares of our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect (1) an aggregate of 596,985 shares of Common Stock reserved for issuance upon the exercise of outstanding options under the Alpha Natural Resources, Inc. Amended and Restated 2004 Long-Term Incentive Plan that we assumed in connection with the Internal Restructuring and (2) an aggregate of 3,338,841 shares of Common Stock reserved for issuance under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, of which an aggregate of 692,905 shares of our Common Stock are subject to outstanding options under our Long-Term Incentive Plan as of March 1, 2005.

(2)	The shares of our Common Stock shown for First Reserve GP IX, Inc. consist of shares beneficially owned by First Reserve Fund IX, L.P. and by ANR Fund IX Holdings, L.P. First Reserve GP IX, L.P. is the general partner of each of First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. First Reserve GP IX, Inc. is the general partner of First Reserve GP IX, L.P. First Reserve Corporation is the investment advisor to both First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P. First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. is One Lafayette Place, Greenwich, CT 06830.

(3)	Reflects beneficial ownership through shared voting and investment power over shares of our Common Stock held by the following entities affiliated with the owners of AMCI, which entities own of record the following number of shares of our Common Stock: Beta Resources, LLC (1,126,250 shares), Creekside Energy Development Company (1,568,071 shares), Dunamis Resources, Inc. (116,218 shares), I-22 Processing, Inc. (145,940 shares), Laurel Energy, L.P. (684,148 shares), Laurel Resources, L.P. (91,020 shares), Madison Mining Company LLC (124,754 shares), Newhall Pocahontas Energy, Inc. (164,124 shares), Redbank, Inc. (368,065 shares), REI, Inc. (1,288,521 shares), RRD, Inc. (1,240,309 shares), SCM, Inc. (307,662 shares), Still Run Coal Company, Inc. (210,854 shares), Tanoma Energy, Inc. (2,824,863 shares), and Vollow Resources LLC (1,091,097 shares). REI, Inc. wholly owns Still Run Coal Company and may be deemed to have beneficial ownership of the shares held by Still Run Coal Company, Inc. RRD, Inc. wholly owns REI, Inc. and may be deemed to have beneficial ownership of the shares held by REI, Inc. and Still Run Coal Company, Inc. RRD, Inc. is also the indirect owner of 100% of Newhall Pocahontas Energy, Inc., SCM, Inc. and Creekside Energy Development Company, and may be deemed to have beneficial ownership of the shares held by those entities. The address for each of the above entities and Messrs. Mende and Kundrun is c/o American Metals & Coal International, Inc., 475 Steamboat Road, 2nd Floor, Greenwich, CT 06830, Attention: Hans J. Mende, President.

(4)	Includes beneficial ownership of 451,663 unvested shares subject to forfeiture under the terms of our stockholder agreement, as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Quillen is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(5)	Includes beneficial ownership of 225,829 unvested shares subject to forfeiture under the terms of our stockholder agreement, as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Crutchfield is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(6)	Includes beneficial ownership of 180,661 unvested shares subject to forfeiture under the terms of our stockholder agreement, as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” Also includes beneficial ownership of one-third of the shares of Common Stock held directly by each of Dunamis Resources, Inc., I-22 Processing, Inc., Madison Mining Company LLC and Tanoma Energy, Inc. and 44.3% of the shares held directly by each of Laurel Energy, L.P. and Laurel Resources, L.P. through Mr. Kroh’s investment power over these shares. Mr. Kroh disclaims beneficial ownership of all other shares of Common Stock held by the entities listed in the previous sentence. The address for Mr. Kroh is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(7)	Includes beneficial ownership of 134,492 unvested shares subject to forfeiture under the terms of our stockholder agreement, as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provi-

sions Regarding Options and Stock.” The address for Mr. Brown is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(8)	Includes beneficial ownership of 135,504 unvested shares subject to forfeiture under the terms of our stockholder agreement, as described in “— Executive Compensation and Other Matters — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Stuebe is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(9)	The address for Messrs. Draper and Fox is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(10)	Mr. Krueger is an executive officer of First Reserve G.P. IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. Mr. Macaulay is the Chairman, Chief Executive Officer and managing director of First Reserve G.P. IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. The address of Messrs. Krueger and Macaulay is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.
Executive Compensation and Other Matters
      The following summary compensation table sets forth information concerning the compensation by us of Michael J. Quillen, our Chief Executive Officer and President, and our other four most highly compensated executive officers for each of the last three completed fiscal years.
Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation
						Securities
				All Other		Underlying
Name and Principal Position	Year	Salary($)	Bonus ($)(1),(2)	Compensation ($)(5)		Options (#)

Michael J. Quillen	2004	420,004	929,409	35,136	(6)	—
Chief Executive Officer and	2003	420,468	115,000	17,742
President(3)	2002	—	—	—
Kevin Crutchfield	2004	360,022	600,359	32,727	(7)	—
Executive Vice President(4)	2003	311,295	100,000	144,522
	2002	—	—	—
D. Scott Kroh	2004	358,000	401,000	28,518	(8)	—
Executive Vice President(4)	2003	287,332	100,000	8,503
	2002	—	—	—
Michael D. Brown	2004	257,696	425,143	32,537	(9)	62,841
Vice President(4)	2003	169,091	100,000	6,224
	2002	—	—	—
David C. Stuebe	2004	280,020	396,060	75,137	(10)	—
Vice President and Chief	2003	84,620	30,000	28,375
Financial Officer(4)	2002	—	—	—

(1)	We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts presented represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)	Each of the bonuses presented for 2004 include a special bonus paid in June 2004 to recognize efforts in connection with the recapitalization of Alpha Natural Resources, LLC in May 2004, a vacation bonus in the amount of $1,000 and bonuses earned in 2004 under our Annual Incentive Bonus Plan based on the achievement of specified financial performance, operating and safety goals for fiscal 2004.

(3)	Although Mr. Quillen joined us in August 2002, he did not receive any compensation from us during 2002.

(4)	Messrs. Crutchfield, Kroh, Brown and Stuebe joined us on varying dates in 2003 and the respective compensation is reported only from the start date to year end.

(5)	Amounts shown in this column for 2003 represent our contributions under our 401(k) Plan and (a) in the case of Mr. Crutchfield, $126,495 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursement and (b) in the case of Mr. Stuebe, $25,836 of relocation expenses reimbursed by us.

(6)	Includes $10,250 contributed to Mr. Quillen’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $2,998 in respect of life insurance.

(7)	Includes $10,250 contributed to Mr. Crutchfield’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $589 in respect of life insurance.

(8)	Includes $6,150 contributed to Mr. Kroh’s account under our 401(k) Plan, $21,024 for a vehicle allowance and imputed income of $1,344 in respect of life insurance.

(9)	Includes $10,250 contributed to Mr. Brown’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $399 in respect of life insurance.

(10)	Includes $61,949 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursement, $10,250 contributed to Mr. Stuebe’s account under our 401(k) Plan and imputed income of $2,938 in respect of life insurance.
Option Grants During 2004
      The table below sets forth the options granted to our named executive officers during 2004 by Alpha Coal Management, LLC, an entity through which our executive officers and certain other key employees held ownership interests in ANR Holdings prior to our Internal Restructuring (“Alpha Coal Management”), which were automatically converted into options to purchase shares of our Common Stock in connection with the Internal Restructuring.

		Individual Grants			Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rate of Stock
	Securities	Options	Exercise		Price Appreciation for
	Underlying	Granted to	Price per		Option Year(5)
	Options	Employees	Share	Expiration
Name	Granted(1)	in 2004(2)	($/Share)(3)	Date(4)	5.0% ($)	10.0% ($)

Michael J. Quillen	—	—	—	—	—	—
Kevin Crutchfield	—	—	—	—	—	—
D. Scott Kroh	—	—	—	—	—	—
Michael D. Brown	62,841	10%	$12.73	11/10/14	503,084	1,274,940
David C. Stuebe	—	—	—	—	—	—

(1)	Represents options granted under the Amended and Restated Alpha Natural Resources, Inc. 2004 Long-Term Incentive Plan, which we assumed in connection with the Internal Restructuring. These options vest over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)	Based on an aggregate of 596,285 shares of our Common Stock that are subject to options granted to employees during 2004, net of options granted in 2004 and cancelled upon termination of the optionholder’s employment prior to the completion of our Internal Restructuring, using the same assumptions as note (1) above.

(3)	Options were granted at an exercise price equal to the estimated fair market value of our common equity as determined by the ANR Holdings board of directors at the date of grant. In determining the fair market value of our equity, the board considered various factors, including our financial condition and business prospects, operating results, the absence of a market for our Common Stock and marketability discount, and third party valuations of the company.

(4)	The term of each option we grant is generally ten years from the date of grant. Our options may terminate before their expiration date if the option holder’s status as an employee is terminated or upon the option holder’s death or disability.

(5)	The potential realizable values are based on an assumption that the stock price of our Common Stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect our estimate of future stock price growth of the shares of our Common Stock.
Employment Contracts, Termination of Employment and Change of Control Arrangements
      Michael J. Quillen Employment Agreement. On January 1, 2003, Alpha Natural Resources, LLC entered into an employment agreement with Michael J. Quillen to serve as our Chief Executive Officer. On December 31, 2003, this agreement was assigned to our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC (“Alpha Services”). Pursuant to the employment agreement, as amended, Mr. Quillen receives a base salary of $420,000 per annum, subject to any increase as determined by the compensation committee of our board of directors. In addition, Mr. Quillen is entitled to receive an annual bonus ranging between 50% and 200% of his then current base salary, based upon achievement of certain performance and other goals, a portion of which Mr. Quillen waived with regard to 2003. Mr. Quillen is also entitled to participate in our benefit plans.
      The initial term of Mr. Quillen’s employment agreement, as amended, ends on March 11, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Quillen or us in advance of the end of the initial term or any renewal term. Alpha Services may terminate Mr. Quillen’s employment at any time and for any reason and Mr. Quillen may resign at any time and for any reason. Under his employment agreement, Mr. Quillen has agreed to certain non-competition provisions. In consideration for this non-competition agreement, Alpha Services has agreed to make payments to Mr. Quillen following the termination of his employment. If Mr. Quillen’s employment is terminated without cause, or Mr. Quillen resigns for “employee cause” (as defined in the agreement), Alpha Services will be required to pay Mr. Quillen his earned but unpaid salary through the date of termination, and to continue to pay his then current base salary for the following twelve months. In addition, Mr. Quillen would be entitled to receive any bonuses payable for prior years, plus the pro rata bonus payable for the current year, at the same time as bonuses are paid to similarly situated employees. Pursuant to the employment agreement, a resignation by Mr. Quillen “for employee cause” includes, among others, (i) a substantial diminution of his status or responsibilities, and (ii) his resignation during the period beginning three months, and ending nine months following the liquidation or sale by First Reserve of more than 75% of its ownership in ANR Holdings and affiliates.
      D. Scott Kroh Employment Agreement. On January 1, 2003, Alpha Natural Resources, LLC also entered into an employment agreement with D. Scott Kroh to serve as our Executive Vice President. On December 31, 2003, this agreement was assigned to our wholly-owned subsidiary, Alpha Coal Sales Co., LLC (“Alpha Coal Sales”). Pursuant to the employment agreement, Mr. Kroh receives a base salary of $360,000 per annum, subject to any increase as determined by the compensation committee of our board of directors. In addition, Mr. Kroh is entitled to receive an annual bonus ranging between 50% and 200% of his then current base salary, based upon achievement of certain performance and other goals, a portion of which Mr. Kroh waived with regard to 2003. Mr. Kroh is also entitled to participate in our benefit plans.
      The current term of Mr. Kroh’s employment agreement, as amended, ends on March 11, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Kroh or us in advance of the end of any renewal term. Alpha Coal Sales may terminate Mr. Kroh’s employment at any time and for any reason and Mr. Kroh may resign at any time and for any reason. Under his employment agreement, Mr. Kroh has agreed to certain non-competition provisions. In consideration for this non-competition agreement, Alpha Coal Sales has agreed to make payments to Mr. Kroh following the termination of his employment. If

Mr. Kroh’s employment is terminated without cause, or Mr. Kroh resigns for “employee cause” (as defined in the agreement), Alpha Coal Sales will be required to pay Mr. Kroh his earned but unpaid salary through the date of termination, and to continue to pay his then current base salary for the following twelve months. In addition, Mr. Kroh would be entitled to receive any bonuses payable for prior years, plus the pro rata bonus payable for the current year, at the same time as bonuses are paid to similarly situated employees. Pursuant to the employment agreement, a resignation by Mr. Kroh “for employee cause” includes, among others, (i) a substantial diminution of his status or responsibilities, and (ii) his resignation during the period beginning three months and ending nine months following the liquidation or sale by First Reserve of more than 75% of its ownership in ANR Holdings and affiliates.
      Vesting Provisions Regarding Options and Stock. The Company has adopted the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”) and has assumed the Amended and Restated Alpha Natural Resources, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”), each of which provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards. These plans provide that the board or committee approving the grant or issuance of awards shall determine in its discretion and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient. As of March 1, 2005, there are options outstanding to purchase up to an aggregate of 692,905 and 596,985 shares of Common Stock under the 2005 Plan and the 2004 Plan, respectively. Each outstanding stock option has been issued pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The option agreements further provide that the options will terminate after consummation of a change of control, as defined in the option agreements, and the board or committee that is responsible for administering the plan has discretion to provide that upon termination in connection with a change of control the option holders will receive (1) payment of an amount equal to the excess, if any, of the fair market value of the vested but unexercised option shares over the aggregate exercise price of such option shares, and/or (2) issuance of substitute awards for the vested but unexercised portion of the option.
      Pursuant to our stockholder agreement, an aggregate of 1,344,930 shares of Common Stock held by our executives are unvested and subject to forfeiture. The stockholder agreement provides that an executive holding unvested shares whose employment is terminated by us for cause, as defined in the stockholder agreement, or who voluntarily terminates his employment will forfeit all of the unvested shares if the termination is prior to December 31, 2005 and one half of the unvested shares if the termination is after December 31, 2005 and prior to December 31, 2006. The stockholder agreement also provides that an executive holding unvested shares whose employment is terminated by us without cause, or due to retirement, death or disability, will become vested upon termination in a percentage of the total shares initially subject to vesting equal to the number of full calendar months then elapsed since December 31, 2004 divided by 24. The stockholder agreement further provides that vesting of all unvested shares will accelerate upon a change of control of the Company, as defined in the stockholder agreement.
Other Matters
Certain Relationships and Related Party Transactions
      Payments by Affiliates of AMCI to Mr. Quillen. In connection with our acquisition of the U.S. coal production and marketing assets of AMCI (“U.S. AMCI”) on March 11, 2003, certain affiliates of AMCI entered into an agreement with Michael J. Quillen, a member of our board of directors and our President and Chief Executive Officer, pursuant to which they paid Mr. Quillen $250,000 in 2004 and have agreed to pay Mr. Quillen $250,000 in 2005 in respect of compensation deferred from his prior employment with U.S. AMCI. The purpose of this agreement was in part to recognize Mr. Quillen’s efforts in connection with our acquisition of U.S. AMCI.

      Also at the time of the U.S. AMCI acquisition and in further recognition of Mr. Quillen’s efforts in connection with the development and growth of U.S. AMCI over the previous five years and the contribution of U.S. AMCI to us, Hans J. Mende and Fritz R. Kundrun, who are members of our board of directors, and D. Scott Kroh, our Executive Vice President (the “AMCI Owners”) entered into an incentive agreement with Mr. Quillen. Under this incentive agreement, as amended, the AMCI Owners agreed to compensate Mr. Quillen upon our repayment of indebtedness that we incurred to our stockholders in connection with our Internal Restructuring, any sale or disposition by the AMCI Owners of our Common Stock received by them in the Internal Restructuring or any merger or consolidation of us with a third party or sale of all or substantially all of our assets to an unaffiliated party. The amount of the payment to Mr. Quillen under this incentive agreement will be equal to 5% of the net amount, if any, by which the value of the consideration received by the AMCI Owners exceeds an agreed upon net value of their interest in ANR Holdings at the time of the U.S. AMCI acquisition, minus 5% of certain of the AMCI Owners’ expenses for the transaction for which Mr. Quillen is paid. Mr. Quillen received a payment of approximately $22.9 million under the incentive agreement as a result of our repayment of indebtedness to our stockholders, including the AMCI Owners, in connection with our initial public offering. The incentive agreement terminates on the earlier to occur of March 11, 2010 and one year after the date Mr. Quillen ceases to be an officer or employee of ANR Holdings or any of its subsidiary or affiliated companies. In the event that the AMCI Owners have not transferred all of our Common Stock received by them in the Internal Restructuring in one or more transactions of the type listed above by March 11, 2010, the AMCI Owners have agreed to pay Mr. Quillen consideration equal to 5% of the amount by which the agreed or appraised fair market value of Common Stock on that date exceeds the agreed upon value referred to above.
      Transactions with Mr. Kroh. Mr. Kroh is a 50% owner of Robindale Energy Services, Inc. (“Robindale”), which is engaged in the business of waste coal sales and related businesses in Pennsylvania. From time to time, Robindale has sold and purchased and may in the future sell or purchase waste coal and related products to or from us. During 2004, we paid an aggregate of $0.8 million to Robindale as payment for trucking services and waste coal, and we had sales of $0.2 million to Robindale. We have agreed that Mr. Kroh’s continued relationship with Robindale will not cause a breach of his employment agreement with us, and Mr. Kroh has agreed that he will not participate in any decisions to enter into any transactions that might be proposed between Robindale and Alpha.
      Office Lease from Related Parties. We lease office space in Latrobe Pennsylvania from the KMKT Partnership, which is 25% owned by Mr. Kroh, 25% owned by Mr. Mende, and 25% owned by Mr. Kundrun. The initial term of the lease extends through March 31, 2007 and provides for rental payments of $15,500 per month.
      Loan to Executive. In connection with the hiring in October 2003 of David Stuebe, our Vice President and Chief Financial Officer, we extended to Mr. Stuebe a $100,000 relocation loan bearing interest at a rate of 6%. Mr. Stuebe repaid all outstanding principal and interest on this loan on March 31, 2004.
      Coal Transaction with Foundation. On October 26, 2004, we agreed to purchase an aggregate of 500,000 tons of coal from subsidiaries of Foundation Coal Holdings, Inc. (“Foundation”), with an option to purchase up to 25,000 tons more upon agreement of the parties. The coal is deliverable in monthly installments during the period from January, 2005 through March, 2006. Messrs. Mende, Krueger and Macaulay are members of our board of directors who also serve as directors of Foundation. First Reserve and affiliates of the AMCI Parties beneficially own an aggregate of 25.8% of the outstanding shares of Foundation’s common stock as of January 10, 2005.
      Coal Transactions with the AMCI Parties. During 2004 and during the period from January 1, 2005 to March 10, 2005, we purchased from and sold coal to entities affiliated with the AMCI Parties in transactions valued at approximately $68.3 million and $15.5 million, respectively. We are obligated to deliver 300,000 firm tons and 200,000 optional tons of coal during April of 2005 through March 2006 to AMCI Metall & Kohle AG, a company owned by Mr. Mende and Mr. Kundrun, under an arrangement whereby we sell coal to AMCI Metall & Kohle AG at a price that is $1.00 per metric ton less than the price at which AMCI Metall & Kohle AG resells the coal to an international customer. Other than this arrangement with AMCI Metall &

Kohle AG for coal shipped during April 2005 through March 2006, since our acquisition of U.S. AMCI we have not paid or agreed to pay any commission or fee to Mr. Mende or Mr. Kundrun or any entities affiliated with AMCI in connection with our coal transactions with entities affiliated with AMCI.
      Transactions in Connection with the U.S. AMCI Acquisition. In connection with our acquisition of U.S. AMCI, we entered into a contribution agreement with certain affiliates of AMCI (the “AMCI Parties”) and First Reserve, pursuant to which the AMCI Parties agreed to contribute their North American coal operations (including working capital) to us in exchange for $53.9 million in cash, the issuance by ANR Holdings of 44.3473% of its common sharing ratios, and 44.4903% of its preferred sharing ratios, and the assumption by certain of our subsidiaries of various liabilities. Messrs. Mende, Kundrun and Kroh control the AMCI Parties. The contribution agreement included customary seller representations and warranties, customary covenants and other agreements among the AMCI parties, First Reserve and us and provides for indemnification for losses relating to specified events, circumstances and matters. The indemnification arrangements permit, under certain circumstances, the transfer by certain of the AMCI Parties to First Reserve of membership interests in ANR Holdings (shares of our Common Stock after giving effect to the Internal Restructuring) to compensate for indemnified losses.
      The contribution agreement with the AMCI Parties also included a number of post-closing matters in addition to the indemnification agreement referred to above. The following summarizes the principal terms of these matters:

•	The AMCI Parties established an escrow of $2.8 million in favor of us and First Reserve in respect of certain retiree medical liabilities retained by the AMCI Parties. This escrow arrangement was eliminated as part of our Internal Restructuring.

•	Certain of the AMCI Parties entered into a pledge agreement with First Reserve under which these persons pledged to First Reserve all of their membership interests in ANR Holdings to secure their obligation under the contribution agreement to discharge certain retiree medical liabilities retained by the AMCI Parties. This pledge agreement was terminated in connection with the Internal Restructuring.

•	The AMCI Parties gave First Reserve the right to purchase from them additional ANR Holdings membership interests having a fair market value of up to $7.5 million, at a purchase price equal to 75% of the fair market value, in the event payments are required to be made under the escrow agreement to satisfy the AMCI parties’ indemnification obligations under the contribution agreement to discharge certain retiree medical liabilities retained by the AMCI Parties. This right to purchase was terminated in connection with the Internal Restructuring.

•	We reimbursed AMCI $2.0 million in transaction costs related to the acquisitions of our Predecessor and Coastal Coal Company.

•	We entered into an agreement with certain of the AMCI Parties under which they granted us the right to acquire AMCI’s wholly owned subsidiary, AMCI Export Corporation, an export trading company. These rights expired on September 11, 2004. We also entered into an agreement with Messrs. Mende, Kundrun and Kroh and others that gives us the option to acquire an ocean going port in Nova Scotia from them for $2.0 million plus the amount of follow-on investments made in the port after the date of the agreement, payable in shares of our Common Stock. This purchase option expired on March 11, 2005. We also have a right of first refusal that expires on March 11, 2008 to acquire the port if the owners of the port propose to sell it to a third party.

•	We paid $35.0 million for the working capital of U.S. AMCI, subject to a post-closing audit. On September 13, 2004, we, First Reserve and the AMCI Parties agreed that the net working capital actually acquired was approximately $34.1 million and the AMCI Parties paid the difference of $0.9 million to us. We further agreed that the AMCI Parties would be entitled to any refund of, and obligated to make any payment of, all federal black lung excise taxes of the companies contributed by the AMCI Parties to us, estimated to be $0.1 million, but only insofar as the taxes related to pre-closing or straddle periods ending on or prior to the closing date of the U.S. AMCI acquisition.

      In conjunction with the U.S. AMCI acquisition, we agreed with the AMCI Parties to operate Solomons Mining Company (“Solomons”), one of the companies included in U.S. AMCI, for the account of the AMCI Parties until the time Solomons could be sold, and the AMCI parties agreed to indemnify us for all liabilities associated with the operation of Solomons. We also agreed that, upon the disposition of Solomons, we would pay to the AMCI Parties $5.0 million in cash (which we withheld in connection with the contribution transaction to fund Solomons’ operating losses), plus the net proceeds of the sale of Solomons, plus the cumulative profits or less the cumulative operating losses of Solomons from the date of our acquisition of U.S. AMCI to the date of sale of Solomons, less the actual costs incurred by ANR Holdings in managing Solomons. On September 2, 2003, substantially all of the assets of Solomons and cash were transferred to the lessor of Solomons’ mining properties in connection with the settlement of a lease dispute with the lessor. At that time, we, First Reserve and the AMCI Parties agreed that Solomons would advance to the lessor for the account of the AMCI Parties an aggregate of $3.1 million in cash in installments, by applying a portion of the withheld funds and a portion of the tax distributions that we would otherwise have made to the AMCI Parties under the ANR Holdings company agreement. The AMCI Parties also agreed to provide to us an additional $1.0 million to be used to pay operating expenses. This agreement also provides that should the AMCI Parties fail to perform any of their payment obligations, then First Reserve would have the right (but not the obligation) to purchase membership interests in ANR Holdings held by the AMCI Parties having a fair market value, as of March 11, 2003, equal to the payment the AMCI Parties failed to make. This right to purchase was terminated in connection with the Internal Restructuring.
      As part of the arrangement to operate Solomons, we entered into an agreement to purchase from a third party and for the account of the AMCI Parties 350,000 tons of coal at various times from April 2004 through November 2005 (the “Coal Supply Agreement”). On April 22, 2004, we, First Reserve and the AMCI Parties entered into an agreement (the “April 2004 Agreement”), under which we will take the coal to be delivered under the Coal Supply Agreement and will pay to the AMCI Parties the difference between the agreed fair market value of the coal as of the date of the April 2004 Agreement ($54.50 per ton), and the price to be paid to the third party under the Coal Supply Agreement ($34.50 per ton). We will withhold up to 40% of the net proceeds (up to $2.3 million) to fund Solomons’ reclamation obligations and any other Solomons’ liabilities for which the AMCI Parties agreed to provide indemnification. With the exception of reclamation obligations and any future claims by the lessor referred to above, the amounts withheld will be our exclusive recourse against the AMCI Parties for this indemnification. The AMCI Parties will not be obligated to fund certain of the payments that could otherwise be due to ANR Holdings under the September 2, 2003 agreement with ANR Holdings and First Reserve for so long as the third party under the Coal Supply Agreement performs its obligations under the Coal Supply Agreement according to its terms. We believe that the sources of indemnification available to us, which include the amounts withheld under the Coal Supply Agreement and recourse to certain of the AMCI Parties for matters related to reclamation and future claims by the lessor, will be sufficient to satisfy all claims expected to arise related to Solomons.
      Transactions with NRP. NRP is our largest landlord based on the aggregate of $20.2 million that we paid it in lease, royalty and property tax reimbursement and royalty payments during 2004. In an unrelated transaction, in December 2003, Alex Krueger, a member of our board of directors, was appointed as a member of the board of directors of GP Natural Resource Partners, LLC, the general partner of NRP, and First Reserve became a substantial equity owner of NRP. We believe the production and minimum royalty rates contained in our leases with NRP are consistent with current market royalty rates.
      Investment in Excelven Pty Ltd. In August 2004, we and the AMCI Parties entered into an agreement with Excelven Pty Ltd, pursuant to which we agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash, and the AMCI Parties agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela and the related Palmarejo export port facility on Lake Maracaibo in Venezuela. We and the AMCI Parties each funded $3.25 million of our respective subscription obligations in September 2004 and an additional $1.25 million in December 2004. The Las Carmelitas mine, which is not yet in operation, is currently expected to produce approximately two million tons of low sulfur thermal coal per year over a 15-year mine life. The project is currently in the developmental stage, with preliminary governmental mining and environmental approvals having been obtained. Final governmental approval of the project, which is subject to the submission of a detailed mine plan, is currently expected in 2005 with mining to commence in 2007. We and the AMCI Parties are also in preliminary negotiations with Excelven to provide promotion, marketing, sales and distribution services to Excelven for all coal extracted from the Las Carmelitas mine.
      Distributions to Members of ANR Holdings and Our Stockholders. Since its formation in December 2002, ANR Holdings has made periodic distributions to its members, including First Reserve, entities affiliated with AMCI, and Alpha Coal Management, on dates and in amounts calculated in accordance with its governing documents, sufficient to enable the members to pay their estimated income tax liability associated with their ownership of ANR Holdings. The amounts of these distributions totaled $14.0 million during 2004 and $1.1 million during the period from January 1, 2005 through the date of Internal Restructuring.
      On May 28, 2004, in connection with the closing under our credit agreement and the receipt by Alpha Natural Resources, LLC of the proceeds from the sale of its senior notes, ANR Holdings distributed an aggregate of $110.0 million to its members, including First Reserve, entities affiliated with AMCI, and Alpha Coal Management, in proportion to their common sharing ratios in ANR Holdings.
      In connection with our Internal Restructuring we assumed the obligation of ANR Holdings to make distributions to (1) affiliates of AMCI in an aggregate amount of $6.0 million, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from our Internal Restructuring and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4.5 million, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring (collectively, the “Sponsor Distributions”). The Sponsor Distributions to affiliates of AMCI will be paid in five equal installments on the dates for which estimated income tax payments are due in each of April 2005, June 2005, September 2005, January 2006 and April 2006. The Sponsor Distributions to First Reserve Fund IX, L.P. will be paid in three installments of approximately $2.1 million, $2.1 million and $0.3 million on December 15, 2007, 2008 and 2009, respectively. The Sponsor Distributions will be payable in cash or, to the extent we are not permitted by the terms of our credit facility or the indenture governing our senior notes to pay the Sponsor Distributions in cash, in shares of our Common Stock.
      Transactions in Connection with Internal Restructuring. On February 11, 2005, we completed a series of transactions in connection with our Internal Restructuring which involved transactions with the First Reserve Stockholders and the AMCI Parties and certain of our managers and key employees. These transactions included the following:

•	Amendment to AMCI Related Agreements: We amended certain of the post-closing arrangements that are part of our acquisition of U.S. AMCI discussed above. The AMCI Parties posted for our benefit a letter of credit that provides, for a period of ten years, financial assurances supporting the obligations of the AMCI Parties to indemnify us under the contribution agreement in respect of certain retiree medical liabilities. The letter of credit is initially in the amount of $6.8 million, declining to $3.8 million in the sixth and seventh years, and further declining to $1.8 million in the eighth through tenth years. The escrow and pledge agreements with the AMCI Parties and all of the First Reserve purchase right arrangements described in “— Transactions in Connection with the U.S. AMCI Acquisition” were terminated.

•	Releases and Indemnities. Each former member of ANR Holdings (including members of our management team) released us and our past, present and future affiliates from any and all claims such member may have against ANR Holdings relating to events occurring prior to the closing. We, in turn, agreed to indemnify them with respect to any action which may be brought against any former member by reason of the fact that the member was a member, managing member, executive committee member or officer of ANR Holdings prior to the closing of the Internal Restructuring, other than with respect to any acts committed in bad faith or that were the result of active and deliberate dishonesty or from which the member gained financial profit or another advantage to which the member was not legally entitled.

Additionally, First Reserve Fund IX, L.P. agreed to indemnify us against certain pre-closing liabilities, including tax liabilities, associated with Alpha NR Holding, Inc. in an amount not to exceed $15.0 million for the first two years following consummation of the agreement, at which time the amount for which First Reserve will be obligated to indemnify will decline to $10.0 million for two additional years.

•	Stockholder Agreement. We entered into a stockholder agreement with the First Reserve Stockholders, the AMCI Parties, Madison Capital Funding LLC and our management stockholders that became effective upon consummation of the Internal Restructuring and replaced the current member agreement among these parties and ANR Holdings. As part of the stockholder agreement:

•	Agreement on Board Composition: Our board of directors consisted of seven members upon consummation of our initial public offering. The board may be subsequently expanded to include additional independent directors as may be required by the rules of any exchange on which shares of our Common Stock are traded. Each of the First Reserve Stockholders and the AMCI Parties will designate two nominees for election (initially, Messrs. Macaulay and Krueger, as to the First Reserve Stockholders, and Messrs. Kundrun and Mende as to the AMCI Parties). Our board of directors will designate as directors our chief executive officer (Mr. Quillen) and two other nominees who must be “independent” as that term is defined by the NYSE rules (initially Messrs. Draper and Fox), but the independent nominees must be reasonably acceptable to both the First Reserve Stockholders and the AMCI Parties. If at any time, either the First Reserve Stockholders or the AMCI Parties and their affiliates as a group beneficially own less than 15% of the outstanding shares of our Common Stock, then the applicable party will only be entitled to designate one director, and if either the First Reserve Stockholders or the AMCI Parties and their affiliates as a group beneficially own less than 7.5% of the outstanding shares of our Common Stock, then the applicable party will no longer be entitled to designate any directors pursuant to the stockholder agreement; and

•	Registration Rights: Each of the First Reserve Stockholders and the AMCI Parties have the right in certain circumstances after consummation of our initial public offering to require us to register their shares of Common Stock in connection with a public offering and sale. In addition, in connection with other registered offerings by us, existing holders of shares of our Common Stock will have the ability to exercise certain piggyback registration rights with respect to the shares.
Code of Ethics
      The Company has adopted a Code of Business Ethics, which is available on our website at www.alphanr.com. The Code addresses matters including: (1) conflicts of interest, (2) corporate opportunities, (3) confidentiality, (4) fair dealing, (5) protection and proper use of company assets, (6) compliance with laws, rules, and regulations, and (7) such other matters as the board deems appropriate. The Code of Business Ethics applies to all directors, officers and employees of the Company. The Code requires all covered persons to avoid conflicts of interest that may be to the detriment of the Company. No waiver of the Code of Business Ethics will be granted except by a vote of the board of directors or the audit committee, which will determine whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company. Any amendments to, or waivers from, a provision of our Code of Business Ethics that applies to our principal executive officer, principal financial officer, controller, or persons performing similar functions and that relates to any element of the Code enumerated in paragraph (b) of Item 406 of Regulation S-K shall be disclosed by posting such information on our website. The board of directors has determined that Business Interests (as defined in the Code of Business Ethics) that the board of directors of ANR Holdings or the Company approved or waived prior to the adoption of the Code on February 10, 2005, including the relationship of First Reserve, AMCI, and Messrs. Macaulay, Krueger and Mende with Foundation, or that are contemplated by Article XI of the Company’s certificate of incorporation, as amended from time to time (dealing with, among other things, corporate opportunities), do not constitute a prohibited conflict of interest and are permitted under the Code.

Section 16(a) Beneficial Ownership Reporting Compliance
      No executive officer or director of the Company or beneficial owner of more than 10% of the Company’s stock was subject to the requirements of Section 16 of the Exchange Act during the most recent fiscal year.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      The audit committee has appointed KPMG LLP to be the Company’s independent auditors for the fiscal year ending December 31, 2005. The stockholders are asked to ratify this appointment at the Annual Meeting. A representative of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual combined financial statements for the years ended December 31, 2004 and 2003, and fees billed for other services rendered by KPMG LLP during those periods:

	2004	2003

Audit Fees	$2,705,517	$1,303,549
Audit-Related Fees(1)	147,750	925,723
Tax Fees	—	—
All Other Fees	—	—

Total	$2,853,267	$2,229,272

(1)	Audit-related fees consisted principally of fees for due diligence services related to acquisitions.
      The audit committee’s policy is to review in advance, and grant any appropriate pre-approvals of (1) all auditing services to be performed by the independent auditor and (2) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimus services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. The audit committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the audit committee in advance in accordance with our policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, by other means of communication.
Vote Required For Ratification
      The audit committee was responsible for selecting the Company’s independent auditors for the fiscal year ending December 31, 2005. Accordingly, stockholder approval is not required to appoint KPMG LLP as the Company’s independent auditors for fiscal year 2005. The board of directors believes, however, that submitting the appointment of KPMG LLP to the stockholders for ratification is a matter of good corporate governance. The audit committee is solely responsible for selecting the Company’s independent auditors. If the stockholders do not ratify the appointment, the audit committee will review its future selection of independent auditors.
      The ratification of the appointment of KPMG LLP as the Company’s independent auditors requires the affirmative vote of holders of a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote.
Board Recommendation
      The audit committee and the board of directors recommend the stockholders vote FOR ratification of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE REPORT
      The audit committee is responsible for monitoring the quality, reliability and integrity of the accounting policies and financial statements of the Company; overseeing the Company’s compliance with legal and regulatory requirements; and reviewing the independence, qualifications and performance of the Company’s internal and external auditors. Management has primary responsibility for the preparation of the Company’s financial statements and the development and maintenance of adequate systems of internal accounting and financial controls. The auditors, both internal and independent, have responsibility then to review and audit, when appropriate, those financial statements. Based upon the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the independent accountants are responsible for expressing an opinion on the financial statements. The audit committee monitors and oversees all of these processes.
      Since its formation by the board of directors on February 8, 2005, the committee has discussed with KPMG LLP the firm’s independence from the Company and management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
      The committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with the auditor’s independence. The committee has concluded that the independent auditor is independent from the Company and its management. The committee has reviewed with the independent accountants the scope and plan for their audit.
      The committee has met and discussed with management and the independent auditor the fair and complete presentation of the Company’s combined financial statements. The committee has discussed significant accounting policies applied in the combined financial statements, as well as alternative treatments. Management has represented that the combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles, and the committee has reviewed and discussed the combined financial statements with both management and the independent auditor.
      Relying on the foregoing reviews and discussions, the committee recommended to the board of directors, and the board approved, inclusion of the audited combined financial statements in the Company’s Annual Report on Form  10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. In addition, the committee has selected KPMG LLP as the Company’s independent auditor for 2005.
      The committee’s charter is available on the Company’s website at www.alphanr.com.

The Audit Committee

E. Linn Draper, Chairman
Alex T. Krueger
Fritz R. Kundrun
March 28, 2005
OTHER BUSINESS
      The board of directors does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS FOR 2006 ANNUAL MEETING
      Any proposal of a stockholder intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company for inclusion in the proxy statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8, under the Exchange Act, no later than December 2, 2005, unless the date of the Company’s 2006 annual meeting is changed by more than 30 days from April 27, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials.
      The Company’s bylaws require that, in order for a stockholder to nominate a person for election to the board of directors or propose business to be considered by the stockholders at an annual meeting, the stockholder must be entitled to vote at the meeting, must provide a written notice to the Secretary of the Company at c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210, and must be a stockholder of record at the time of giving the notice. The notice must specify (1) as to each person whom the stockholder proposes to nominate for election as a director, information with respect to the proposed nominee as would be required to be included in the proxy statement for the annual meeting if the person were a nominee included in that proxy statement, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting the business and any material interest in the business that the stockholder and the beneficial owner, if any, on whose behalf the proposal is made, may have, and (3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of the stockholder as they appear on the Company’s books and of the beneficial owner, and the class and number of shares of the Company owned beneficially and of record by the stockholder and the beneficial owner. Our bylaws require the notice to be given not earlier than December 2, 2005 and not later than January 1, 2006, unless the date of the annual meeting is more than 30 days before or after April 27, 2006, in which case the notice must be given not earlier than 120 days prior to the 2006 annual meeting and not later than the close of business on the later of the 90th day prior to the 2006 annual meeting or the 10th day following public announcement of the date of the 2006 annual meeting. If the number of directors to be elected at the 2006 annual meeting is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board by December 22, 2005, then a stockholder notice recommending prospective nominee(s) for any new position(s) created by the increase will be considered timely if it is received by the Secretary of the Company not later than the close of business on the 10th calendar day following the date of our public announcement.
      The requirements found in the Company’s bylaws are separate from and in addition to the requirements of the SEC that a stockholder must meet to have a proposal included in the Company’s proxy statement.
CERTAIN MATTERS RELATING TO PROXY MATERIALS
AND ANNUAL REPORTS
      Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any beneficial owner can request a copy of the proxy statement or annual report through the Company’s web site, www.alphanr.com, or by calling 1-866-869-5338. Alternately, you can make your request in writing to: Shareholder.com, Mail Fulfillment, 12 Clock Tower Place, Maynard, MA 01754.
INCORPORATION BY REFERENCE
      The Audit Committee Report on page 21 is not deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES,
CODE OF BUSINESS ETHICS AND COMMITTEE CHARTERS
      Copies of the Company’s Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and the Company’s Corporate Governance Practices and Policies, Code of Business Ethics, and the charters of the audit, the compensation, and the nominating and corporate governance committees, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding Common Stock are posted on and may be obtained through the Company’s website, www.alphanr.com, or may be requested, at no cost, by telephone at (276) 619-4410 or by mail at: Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210, Attention: Investor Relations.

By order of the Board of Directors,

VAUGHN R. GROVES
Vice President, General Counsel and Secretary
March 30, 2005
Abingdon, Virginia

ANNEX I
Audit Committee Charter

I.	Purpose.
      The Audit Committee of Alpha Natural Resources, Inc. (the “Company”) is appointed by the Board of Directors (the “Board”) to assist the Board in (1) monitoring the quality, reliability and integrity of the accounting policies and financial statements of the Company; (2) overseeing the Company’s compliance with legal and regulatory requirements; (3) reviewing the independence, qualifications and performance of the Company’s internal and external auditors, (4) overseeing the performance of the Company’s internal audit function and independent auditors and (5) preparing an audit committee report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

II.	Committee Composition.
      The Committee shall be comprised of three or more members of the Board. The members of the Committee shall satisfy all applicable requirements then in effect of the New York Stock Exchange, Inc. (the “NYSE”), or any stock exchange or national securities association on which the Company’s securities are listed or quoted and any other applicable regulatory requirements, including without limitation requirements relating to director independence, financial literacy, nomination and size of the Committee. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.
      All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment) and at least one member must be an “audit committee financial expert” under the requirements of the Sarbanes-Oxley Act. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or by a third party.
      The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation, retirement, removal from office or death. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.
      Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by majority vote of the full Committee membership. The Chairman will chair all meetings of the Committee and set the agendas for Committee meetings.

III.	Delegation of Duties.
      In fulfilling its responsibilities, the Committee is entitled to form and delegate any or all of its responsibilities to a subcommittee consisting of one or more members of the Committee, when appropriate and permitted by applicable legal and regulatory requirements. Where so permitted, a subcommittee of the Committee may exercise the powers and authority of the Committee and the Board while acting within the scope of the powers and responsibilities delegated to it.

IV.	Meetings
      The Committee shall meet as often as its members deem necessary to fulfill the Committee’s responsibilities. A majority of the Committee members shall constitute a quorum for the transaction of the Committee’s business. The Committee shall act upon the vote of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Committee may be taken by a written instrument signed by all of the members of the Committee. The Committee shall have the authority to establish other rules and procedures for notice and conduct of its meetings consistent with the Company’s bylaws and the Corporate Governance Practices and Policies.
      All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. However, when necessary, the Committee may meet in executive session without such other persons present.

V.	Powers and Duties.
      The following functions shall be the recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional or substitute functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.
      The Committee shall have the following specific powers and duties:

With respect to the independent auditor:

1. To be directly responsible for the appointment, compensation, retention and oversight of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing its audit reports and related work;

2. To review in advance, and grant any appropriate pre-approvals of (i) all auditing services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent auditor as permitted by Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimus services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act;

3. On an annual basis, to review and discuss with the independent auditor all relationships the independent auditor has with the Company and its subsidiaries in order to evaluate the independent auditor’s continued independence. The Committee shall:

(a) ensure that the independent auditor submits to the Committee on an annual basis a written statement (consistent with Independence Standards Board Standards No. 1) delineating all relationships and services that may impair the objectivity and independence of the independent auditor;

(b) discuss with the independent auditor any disclosed relationship or services that may impact the objectivity and independence of the independent auditor;

(c) satisfy itself as to the independence of the independent auditor; and

(d) ensure the rotation of the audit engagement team as required by law;

4. At least annually, to obtain and review a report from the independent auditor describing (i) such firm’s internal quality control procedures, (ii) any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more audits carried out by the firm, (iii) any steps taken to deal with any such issues and (iv) all relationships between the independent auditor and the Company;

5. In consultation with management, to evaluate the qualifications, performance and independence of the lead audit partner (or the lead audit partner responsible for reviewing the audit) for the Company’s independent audit firm, and to confirm that the lead audit partner has not performed audit services for the Company for each of the five previous fiscal years;

6. To review, based on the recommendation of the independent auditor and the Company’s management, the scope and plan of the work to be done by the independent auditors with respect to each fiscal year;

                  With respect to financial statements and audit:

7. To meet with the independent auditor prior to the audit to review the planning and staffing of the audit, and to discuss with the independent auditor the scope of its examinations of the books and records of the Company and its subsidiaries and the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit;

8. To review and discuss with management and the independent auditor the Company’s annual audited and quarterly unaudited financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the SEC;

9. To review the integrity of the Company’s financing reporting processes, both internal and external, and discuss with management and the independent auditor (a) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, the ramifications of the use of such alternative methods, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as review any financial information and earnings guidance provided to analysts and rating agencies;

10. To periodically review separately with each of management, the independent auditor and the internal auditors:

(a) any significant disagreement between management and the independent auditor in connection with the preparation of the financial statements;

(b) any problems or difficulties encountered in the course of the audit, including any restrictions on the scope of activities or access to required information, and management’s response thereto;

(c) any changes required in the planned scope of the internal audit; and

(d) the responsibilities, budget and staffing of the Company’s internal audit function;

11. To review with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies;

12. To periodically discuss with the independent auditor, without management being present, the audit firm’s judgment about the quality, appropriateness and acceptability of the Company’s accounting principles and financial statements and the completeness and accuracy of the Company’s financial statements;

13. To discuss the Company’s press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

With respect to internal audit functions, internal controls and related matters:

14. To approve and adopt a Code of Conduct and Business Ethics (the “Code”) for all directors, officers and employees of the Company and make such changes to the Code as may be appropriate;

15. To review and discuss with management (i) the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies) and (ii) the procedures that management has established to monitor compliance with the Code;

16. To review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital resources or significant components of revenues or expenses;

17. To periodically review, in consultation with the independent auditor and management, (i) the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) procedures and policies of the Company designed to ensure compliance with applicable laws and regulations and (iii) the responsibilities, budget and staffing needs for the internal audit function;

18. To review with management and the independent auditor the sufficiency and quality of the internal auditor staff and other financial and accounting personnel of the Company and its subsidiaries;

19. To establish procedures for (i) the receipt, retention and treatment of complaints received by the Company and its subsidiaries regarding accounting, internal accounting or auditing matters and (ii) confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

Other:

20. To review, periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements;

21. To establish the policy for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account;

22. To report regularly to the Board with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function;

23. To maintain minutes or other records of meetings and activities of the Committee and to report to the Board following meetings of or actions taken by the Committee;

24. To produce all Committee reports required to be included in the Company’s annual proxy statement, in accordance with applicable rules and regulations promulgated by the SEC, the NYSE and other regulatory bodies;

25. To conduct or authorize investigations into any matters within the Committee’s purpose and powers;

26. To review and reassess the powers of the Committee and the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval;

27. To conduct an annual performance review and evaluation of the Committee; and

28. To consider such other matters in relation to the financial affairs of the Company, its books and records, and its internal and external audits as the Committee or the Board may, in its discretion, determine to be advisable.

VI.	Committee Resources.
      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. The Committee shall have the authority to retain special legal, accounting or other advisers to advise the Committee, including without limitation the sole authority to determine the fees payable and other terms of retention of the independent auditor for the purpose of rendering or issuing the annual audit reports and any independent legal, accounting or other advisers retained to advise the Committee. The Company shall provide for appropriate funding for (i) compensation to the Company’s independent auditors for the purpose of preparing or issuing audit reports or performing other work, (ii) compensation to any independent legal, accounting or other advisers employed by the Committee and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

VII.	Understanding as to the Committee’s Role.
      Management of the Company is responsible for the day-to-day operation of the Company’s business. In addition, the independent auditors and management have the fundamental responsibility for the Company’s financial statements and disclosures. As a result, the Company’s officers and employees and other persons who may be engaged by the Committee may have more time, knowledge and detailed information about the Company than do the Committee members. The Committee will review information, opinions, reports or statements presented to the Committee by the Company’s officers or employees or other persons as to matters the Committee members reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. While the Committee has the responsibilities and powers set forth in this charter, each member of the Committee, in the performance of his or her duties, will be entitled to rely in good faith upon reports presented to the Committee by these experts. The Committee is not responsible for certifying the Company’s financial statements or the auditor’s report. Accordingly, the Committee’s role does not provide any special assurances with regard to matters that are outside the Committee’s area of expertise or that are the traditional responsibility of management and the auditors.

Directions to Annual Meeting Location
1901 Meadowview Parkway
Kingsport, Tennessee, 37660, USA
Phone: 1-423-578-6600
Fax: 1-423-578-6630
Nearest Airport: Tri City, Tennessee — TRI
Hotel Direction: 12 mi NW
Driving Directions: Take 357 from airport to Interstate 81 South. Take Exit 57B (181 North- toward Kingsport). Exit 52 off 181 into MeadowView.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

ALPHA NATURAL RESOURCES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Alpha Natural Resources, Inc. (the “Company”) hereby appoints Michael J. Quillen, David C. Stuebe and Vaughn R. Groves, and each of them, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Marriott MeadowView Conference Resort & Convention Center, located at 1901 Meadowview Parkway, Kingsport, Tennessee 37660, on Wednesday, April 27, 2005, at 10:00 a.m. Eastern Daylight Time, and at any adjournment or adjournments thereof, and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as follows on the reverse side.

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE

SEE REVERSE
SIDE

SEE REVERSE
SIDE

ALPHA NATURAL RESOURCES, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

You are urged to vote by Internet or by telephone or mark, sign, date and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States.

Vote-by-lnternet
Log on to the Internet and go to
http://www.eproxyvote.com/anr

OR

Vote-by-Telephone
Call toll-free
1-877-PRX-VOTE (1-877-779-8683)

Internet and telephone voting is available through 11:59 PM Eastern Time April 26, 2005, the last business day prior to the Annual Meeting.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

1.	To elect eight directors to hold office for a one-year term expiring at the annual meeting in 2006 and until their respective successors are elected and qualified. Nominees:
(01) E. Linn Draper Jr., (02) Glenn A. Eisenberg, (03) John W. Fox Jr., (04) Alex T. Krueger, (05) Fritz R. Kundrun, (06) William E. Macaulay, (07) Hans J. Mende, (08) Michael J. Quillen
	FOR ALL	WITHHELD FROM
	NOMINEES	ALL NOMINEES
	☐	☐

☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof

MARK HERE FOR
ADDRESS CHANGE AND
NOTE AT LEFT

NOTE: Please sign exactly as name appears on this proxy. If joint owners, EACH should sign this proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such.

Signature:	Date:	Signature:	Date: